[Exhibit 9]

Teachers Insurance and Annuity Association of America	George W. Madison
College Retirement Equities Fund	Executive Vice President
730 Third Avenue	and General Counsel
New York, NY 10017-3206	(212) 916-4750
212 490-9000 800 842-2733

September 28, 2006

Board of Trustees of
Teachers Insurance and Annuity Association
730 Third Avenue
New York, New York 10017-3206

Ladies and Gentlemen:

          This opinion is furnished in connection with the Registration Statement on Form N-4 (the "Registration Statement") of the TIAA Separate Account VA-3 (the “Account”) being filed with the Securities and Exchange Commission under the Securities Act of 1933. Interests in the Account are offered through endorsements to certain individual, group and tax-deferred annuity contracts and through income-paying contracts (collectively, the “Contracts”) issued by Teachers Insurance and Annuity Association of America (“TIAA”).

          I have examined the Charter, Bylaws and other corporate records of TIAA, including TIAA’s Plan of Operations for Separate Account Business, and other organizational records of the Account, and the relevant statutes and regulations of the State of New York. On the basis of such examination, it is my opinion that:

1.	TIAA is a life insurance company duly organized and validly existing under the laws of the State of New York.

2.
The Separate Account is a "separate account" of TIAA within the meaning of Section 4240 of the New York Insurance Law, duly established by a resolution of TIAA's Board of Trustees and validly existing under the laws of the State of New York.

3.
To the extent New York State law governs, the Contracts have been duly authorized by TIAA and, when issued as contemplated by the Registration Statement, will constitute legal, validly issued and binding obligations of TIAA enforceable in accordance with their terms, subject, as to enforceability, to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other laws affecting creditors’ rights generally from time to time in effect and to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

          I hereby consent to the use of this opinion as an exhibit to the Registration Statement, and to the reference to my name under the heading "Legal Matters" in the Statement of Additional Information.

Sincerely,

/s/ George W. Madison
Executive Vice President
and General Counsel